EXHIBIT 21

LIST OF SUBSIDIARIES

Principal subsidiary/undertaking	Jurisdiction of incorporation

Shire Pharmaceuticals Group Limited	England and Wales
Shire LLC	State of Kentucky, USA
Shire Pharmaceuticals Limited	England and Wales
Shire Pharmaceutical Development Limited	England and Wales
Shire International Licensing BV	Netherlands
Shire Pharmaceuticals, Inc.	State of Delaware, USA
Shire Development, Inc.	State of Delaware, USA
Shire Regulatory, Inc.	State of Delaware, USA
Shire France S A	France
Shire Deutschland GmbH	Germany
Shire US, Inc.	State of New Jersey, USA
Shire Pharmaceuticals Ireland Limited	Republic of Ireland
Shire Italia SpA	Italy
Shire Pharmaceuticals Iberica S.L.	Spain
Shire Pharmaceuticals Development, Inc.	State of Maryland, USA
Shire Canada, Inc.	Canada
Shire Pharmaceutical Contracts Limited	England and Wales
Shire US Manufacturing, Inc.	State of Maryland, USA
Shire Human Genetic Therapies, Inc.	State of Delaware, USA
Shire Human Genetic Therapies AB	Sweden

All subsidiary undertakings of Shire plc are beneficially owned (directly or indirectly) as to 100% and are all consolidated in the consolidated financial statements of Shire plc.